As Filed with the Securities And Exchange Commission on April 4, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOSSIMO, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	33-0684524
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2016 Broadway
Santa Monica, California 90404

(Address of Registrant’s Principal Executive Offices) (Zip Code)

MOSSIMO, INC. 2005 STOCK OPTION PLAN

(Full title of the plan)

Vicken Festekjian
2016 Broadway
Santa Monica, California 90404
(310) 460-0050

(Name, address and telephone number of agent for service)

With a copy to:

Mark A. Bonenfant, Esq.
Buchalter Nemer
A Professional Corporation
1000 Wilshire Boulevard, Suite 1500
Los Angeles, California 90017
(213) 891-0700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	1,500,000	$8,205,000	$5.47	$878

(1)           Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered under the Mossimo, Inc. 2005 Stock Option Plan, as a result of stock splits, stock dividends or similar transactions.

(2)           Estimated solely for the purpose of determining the registration fee.

(3)           Calculated pursuant to Rule 457(c) and Rule 457(h) based upon the average of the high and low prices of the Common Stock on the Nasdaq Small Cap Market on March 31, 2006, which was $5.47.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Mossimo, Inc., a Delaware corporation (the “Corporation” or the “Registrant”) relating to 1,500,000 shares of its common stock, par value $.0.001 per share (the “Common Stock”) issuable to eligible directors and employees of the Corporation under the Mossimo, Inc. 2005 Stock Option Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.            Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The following documents of the Registrant heretofore filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated in this Registration Statement by reference:

(1)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(2)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest Annual Report or prospectus referred to in (1) above.

(3)           The description of the Common Stock set forth in the Company’s Registration Statement on Form 8-A, as amended, filed with the Commission on February 14, 1996, together with any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of

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this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.            Description of Securities.

Not Applicable.

Item 5.            Interests of Named Experts and Counsel.

Not Applicable.

Item 6.            Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Corporation under certain circumstances from liabilities (including reimbursement of expenses incurred) arising from the Securities Act of 1933, as amended. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 145 of the DGCL, the Certificate of Incorporation and Bylaws of the Registrant provide that:  (i) the Registrant is required to indemnify its directors and officers and may indemnify its other employees and agents, and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant’s request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant is required to advance expenses to such directors and officers and may advance expenses to such other employees and agents in connection with investigating, defending, settling and appealing a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers, employees and agents; (iv) the Registrant may maintain director and officer liability insurance to the extent reasonably available; and (v) the Registrant may not retroactively amend the Certificate of Incorporation or Bylaw provisions in a way that is adverse to such directors, officers, employees and agents. These indemnification provisions may be sufficiently broad to permit indemnification of the

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Registrants’ officers and directors for liabilities arising under the Securities Act of 1933, as amended.

Item 7.            Exemption from Registration Claimed.

Not applicable.

Item 8.            Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Corporation with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of Registrant’s Registration Statement on Form S-1 (33-80597)
4.2	Bylaws of Registrant as amended (incorporated by reference from Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (33-80597)
5.1	Opinion of Buchalter Nemer, a professional corporation
23.1	Consent of Buchalter Nemer, a professional corporation (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm

Item 9.            Undertakings.

(1)           The undersigned Registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California on this 31st day of March, 2006.

MOSSIMO, INC.

By:	/s/Mossimo Giannulli
Mossimo Giannulli
Co-Chief Executive Officer

Signature	Title	Date

/s/Mossimo Giannulli
Mossimo Giannulli	Chairman of the Board and	March 31, 2006
Co-Chief Executive Officer
/s/Edwin Lewis
Edwin Lewis	Co-Chief Executive Officer	March 31, 2006

/s/Vicken Festekjian
Vicken Festekjian	Chief Financial Officer and	March 31, 2006
Principal Accounting Officer
/s/Robert Martini
Robert Martini	Director	March 31, 2006

/s/William Halford
William Halford	Director	March 31, 2006

/s/Bryant R. Riley
Bryant R. Riley	Director	March 31, 2006

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Buchalter Nemer, a professional corporation
23.1	Consent of Buchalter Nemer, a professional corporation (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm